Free Writing Prospectus dated November 14, 2024

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated November 4, 2024

Registration Statement No. : 333-277979

Free Writing Prospectus dated November 13, 2024 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated November 4, 2024 Registration Statement No. : 333 - 277979 CTRL Group Limited (Nasdaq :MCTR) Corporate Presentation November 2024

This presentation relates to the proposed public offering of ordinary shares (“Shares”) of CTRL Group Limited, a British Virgin Islands company (“we”, “us”, “our” or the “Company”) and should be read together with the Registration Statement we filed with the Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC entirely for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our lead underwriter will arrange to send you the prospectus if you contact R . F . Lafferty & Co . , Inc via email : offerings@rflafferty . com, or contact CTRL Group Limited via email : project@ctrl - media . com . This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with the Company or its affiliates . The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation . This presentation contains forward - looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties . The words “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions are intended to identify forward - looking statements . Forward - looking statements give our current expectations or forecasts or future events . You can identify these statements by the fact that they do not relate strictly to historical or current facts . These statements are likely to address our growth strategy, financial results and product and development programs . You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward - looking statements . These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not . No forward - looking statement can be guaranteed and actual future results may vary materially . Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to : assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items, our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our goals, current and future economic and political conditions, our expectations regarding demand for and market acceptance of our services and the products and services with which we assist in the distributions, competition in the interior design and fit - out industry, relevant government policies and regulations relating to the interior design and fit - out industry, our capital requirements and our ability to raise any additional financing which we may require, our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business, and other assumptions described in this presentation underlying or relating to any forward - looking statements . We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations . We base our forward - looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made . We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward - looking statements . Accordingly, you should be careful about relying on any forward - looking statements . The forward - looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation . Except as required by the federal securities laws, we do not have any intention or obligation to update publicly any forward - looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events . You should read our prospectus and the documents that we refer to in this presentation and have filed as exhibits to the registration statements completely and with the understanding that our actual future results may be materially different from what we expect . 2 Important Notices and Disclaimers Forward - looking Statements

CTRL Group Limited Issuer Initial Public Offering Offering Type NASDAQ Capital Market: MCTR Exchange: Symbol 2,000,000 Ordinary Shares (or 2,300,000 Ordinary Shares if the Underwriter exercises the over - allotment option in full) 1,750,000 Ordinary Shares Ordinary Shares Offered by Issuer Ordinary Shares Offered by Selling Shareholders (Resale Shares) $4.00 - $5.00 per Share Offering Price 13,000,000 Ordinary Shares Shares Outstanding Pre Offering 15,000,000 Ordinary Shares (or 15,300,000 Ordinary Shares if the Underwriter exercises the over - allotment option in full) Shares Outstanding Post Offering We intend to use the proceeds from this Offering for expanding to other regions, working capital for game operator, acquisition and working capital for Hong Kong Operation. Use of Proceeds R.F. Lafferty & Co., Inc. and Revere Securities LLC Underwriters 3 Offering Summary

Company Overview We are an integrated marketing and advertising services provider in Hong Kong specializing in mobile games promotion for the local market . We provide services to mobile game developers, principally developers of mobile gaming applications or “apps” that the gamers download from developer’s websites and applicable mobile operation systems, such as Apple Store or Android Google Play Store . We provide one - stop advertising services to our clients throughout the entire advertising process, which comprises the planning, creating, launching, managing and performance monitoring of the advertisements .

One - Stop Advertising Services Managing Performance Monitoring We set out advertising plans for clients based on their mobile games’ unique features and market profile, while making reference to the prevailing trend of the design of comparable advertisements . Based on the advertising plan, we develop the overall marketing concepts and ideas for promoting the mobile games and tailored our advertising campaign with innovative themes to capture the attention of the target audience and maximize the advertising exposure and volume of impressions . Launching Creating Planning

Competitive Strengths Our integrated, one - stop marketing service enables our clients to realize advertising efficiency and cost - effectiveness. Advertising Efficiency and Cost - Effectiveness Our established local client base provides us with a solid platform to grow our business. Established Local Client Base Our established market position enables us to bargain for favorable commercial terms with media publishers for advertisement placement. Established Market Position We are able to implement regional adaption of advertising content to enhance market penetration with local target audiences. Localization We are able to provide a comprehensive range of value - added services that optimize our client’s advertising budget. Value - Added Services

Industry Overview 31.9 29 20.9 27.6 26.9 0 5 10 15 20 25 30 35 2018 2019 2020 2021 2022 ( HK $’B) Hong Kong Advertising Industry (Overview) Revenue • Hong Kong’s advertising industry continued to grow in 2018 . • T he outbreak of Covid - 19 pandemic negatively influenced Hong Kong companies’ advertising spending and demand . • The entertainment and media advertising industry had gradually recovered with increasing consumption with the weakening impact of pandemic in 2022 . • With the consumers slow adoption to the pandemic and post - pandemic environment, it is expected spending on advertising campaigns gradually increase with the recovery of consumer expenditure power . Sources : New Media Lab Limited Prospectus – Industry Overview (Euromonitor)

Hong Kong Advertising Industry Forecast 0 5 10 15 20 25 30 35 40 45 2023F 2024F 2025F 2026F 2027F HK $’B Hong Kong Advertising Industry Forecast Online Outdoor Print Television & Radio Others * 2023 to 2027 figures are forecasted data based on Euromonitor estimates from customer research and trade interviews with industry stakeholders . • T he advertising industry revenue is forecasted to grow from HK $ 29 . 8 billion (US $ 3 . 8 billion) in 2022 to HK $ 39 . 6 billion (US $ 5 . 0 billion) in 2027 with a five - year aggregate compound annual growth rate (“CAGR”) of 7 . 3% . • With technological advancement of the prevalence of mobile phones and other electronic devices and changes in customer behavior during the pandemic lockdowns, o nline marketing is projected to increase dramatically from HK $ 14 . 9 billion (US $ 1 . 9 billion) in 2023 to HK $ 23 . 0 billion (US $ 2 . 9 billion) in 2027 , representing a five - year CAGR of 11 . 4% . • With increasing social media usage, Hong Kong companies have refined their marketing strategies and digital advertising is on the rise and steadily outpacing traditional advertising . • Outdoor , print and television and radio are forecasted to record a lower five - year CAGR of 9 . 7% , - 5 . 0 % and - 0 . 1% , respectively . Sources : New Media Lab Limited Prospectus – Industry Overview (Euromonitor)

Global and Hong Kong Mobile Gaming Market • Hong Kong and worldwide a dvertising b udget had grown rapidly with the increasing mobile g aming m arket s ize. • Hong Kong’s video and mobile game industry showed a steady growth from 2017 to 2019 and it is expected to grow with a five - year CAGR of 4 . 5 % from 2022 to 2027 . Global Mobile Gaming Market Note : 2022 is the latest data . 2023 - 2027 figures are forecasted data Sources : 2023 年全球移动游戏市场展望报告 ( Sensor Tower) (US$’B) 100 75 50 25 0 • Mobile games global revenue is predicted to show a five - year CAGR of 2 . 58% , resulting in a projected income of HK $ 722 . 2 billion(US $ 92 . 0 billion) by 2027 .

Financial Highlights For the years ended March 31, 2024 2024 2023 US$ HK$ HK$ 5,194,917 40,654,896 47,522,667 Revenue (4,023,992) (31,491,368) (38,018,221) Cost of service (direct costs) 1,170,925 9,163,528 9,504,446 Gross Profit (789,776) (6,180,703) (6,660,184) Operating expenses 381,149 2,982,825 2,844,262 Operating profit 4,608 36,065 503,240 Other income (12,815) (100,288) 164,471 Other gain and loss - - - Interest expense 332,091 2,598,910 3,511,973 Profit before taxation (89,352) (699,250) (777,962) Taxation 242,739 1,899,660 2,734,011 Profit for the year Other comprehensive income 242,739 1,899,660 2,734,011 Total comprehensive income for the year See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss

Our Services Offline Advertising and Web Banner Physical media such as podium platforms with transportation terminals and public venues to broadcast advertising campaigns . And other offline advertising services include event marketing such as assist our client to coordinating their exhibition marketing to promote mobile games . Online Advertising We directly engage ourselves in the procurement of advertising space with the digital media channels and placement of advertisement on behalf of our clients . In addition to the media publishers specializing in the advertising business, we also contract with YouTuber, KOL and local celebrities to film introductory gaming videos for broadcast in their personal blogs and social media platforms such as YouTube and Instagram to generate interest in their network of followers . Strategy Planning We develop the overall marketing concepts and ideas for promoting the mobile games and tailored our advertising campaign with innovative themes to capture the attention of the target audience and maximize the advertising exposure and volume of impressions and other monthly services .

Offline Advertising Samples

Our Growth Strategies Expanding Asia game advertising market • T o expand our one - stop advertising services to other Southeast Asia territories such as Taiwan, Malaysia and Singapore by establishing local offices and recruiting local staff and taking consideration factors such as the potential client base, culture different of the advertising audience and advertisement methodology as more Chinese mobile games become available to international markets to capture the global industry growth . Becoming a mobile game operator • T o become a mobile game operator and capture a significant portion of the Hong Kong mobile game market through our deep understanding of mobile gaming apps, the experience gained from our mobile game operator customer and our direct involvement in the advertisement process . • To establish relationships with game developers and identify potential quality mobile games . Acquisition of potential media companies • To expand our comparative advantage in the advertising industry by acquiring a downstream online media production company in Hong Kong, Macau or Taiwan . • To expand our customer base to different industries and economize on our advertising costs via the synergistic effects from potential acquisitions .

Our Board and Management Team • Over 16 years of experience in the online and mobile gaming industry. • Former product and operations manager at Changyou.com, a Nasdaq listed Company • Over two decades of experience in the preparation of finance and accounting. • Holds Bachelor of Business Administration with a specialty in accounting from Hong Kong Baptist University. • Over 10 years of experience in the marketing industries. • Former manager at Changyou.com, a Nasdaq listed Company • Over 14 years of experience in the online and mobile gaming industry. • Former product and operations manager at Changyou.com, a Nasdaq listed Company Mr. Lau Chi Fung Chief Executive Officer, Co - Founder Mr. Siu Chun Pong Director, Co - Founder Mr. Lam Kai Kwan Director, Co - Founder Mr. Mok Ka Wah Chief Financial Officer Nominee

Our Board and Management Team • Holds Bachelor of Business Administration with honours from Hong Kong Baptist University . • Over 20 years of experience in accounting, auditing and corporate services . • Licensed CPA in Hong Kong, member of HKICPA . • Over 10 years of experience in computer gaming industry . • Over 20 years of experience in digital entertainment industry as a professional game designer . Ms. Chan Ka Man (Carmen) Independent Director Nominee and Chair of Audit Committee Mr. Lai Ho Yin Independent Director Nominee and Chair of Compensation Committee Mr. Ip Ka Hang Independent Director Nominee and Chair of Nominating and Governance Committee

Corporate Structure 19 . 07 % CTRL Media Limited (Hong Kong Company) Directors: Mr. Lam Kai Kwan Mr. Siu Chun Pong 100% CTRL Group Limited (BVI Company) Directors: Mr. Lam Kai Kwan Mr. Siu Chun Pong Yueng K wun Wai Waiman Mr. Lam Kai Kwan Mr. Lau Chi Fung Mr. Siu Chun Pong ALT CO LTD (Seychelles Company) 13 . 87% 32 . 53% 9 . 53% 1 . 67% 3 . 33% 3 . 33 % Ace Mind Group Limited (BVI Company) Mr. Chui Bing Sun Mr. Ma Ka Wing 3 . 33 % The following diagram illustrates our corporate legal structure and identifies the operating subsidiary upon completion of th is Offering, assuming no exercise of the over - allotment option (for purpose of the illustration of this diagram only, we assume the Selling Shareholders do not sell any Share holders Ordinary Shares upon closing of this offering). US Public Shareholders 13 . 33%

THANK YOU! Contacts Lead Underwriter R.F. Lafferty & Co., Inc 40 Wall Street, 29 th Floor New York, NY 10005 Email: offerings@rflafferty.com Issuer CTRL Group Limited Unit F, 12/F, Kaiser Estate Phase 1 41 Man Yue Street Hunghom , Kowloon, Hong Kong Email: project@ctrl - media.com Co - Underwriter Revere Securities LLC 560 Lexington Ave, Suite 16B New York, NY 10022 Email: syndicate@reveresecurities.com